Exhibit 5.1

Stephanie Heim

Vice President, Corporate Counsel & Secretary

Public Storage, Inc.

701 Western Avenue

Glendale, California 91201-2397

June 19, 2006

Public Storage, Inc.

701 Western Avenue

Glendale, California 91201-2397

Ladies and Gentlemen:

As Vice President, Corporate Counsel & Secretary of Public Storage, Inc. (the “Company”), I have examined the Company’s Registration Statement on Form S-4 (File No. 333-133438) filed by the Company with the Securities and Exchange Commission on April 20, 2006, as amended through the date hereof (the “Registration Statement”), which relates to the offer and sale of up to 40,905,468 shares of the Company’s common stock, par value $0.10 per shares (the “Shares”).

I am familiar with the proceedings taken or to be taken by the Company relating to the authorization and issuance of the Shares in the manner set forth in the Registration Statement. I have also examined the Company’s Restated Articles of Incorporation and Revised Bylaws and have made such other investigation as I have deemed necessary in order to express the opinions contained herein.

It is my opinion that:

1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of California.

2. The Shares, when issued and delivered in the manner and on the terms described in the Registration Statement, will be legally issued, fully paid and nonassessable.

I hereby consent to the reference to me under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement or amendments thereto.

Very truly yours,

/s/ Stephanie Heim Stephanie Heim